UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2008
THERETIREMENTSOLUTION.COM, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

110 William Street, 22nd Floor, New York, New York 10038
(Address of principal executive offices) (zip code)

(212) 227-2242
(Registrant's telephone number, including area code)

Copies to:
Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Agreement

On June 30, 2008, TheRetirementSolution.com, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Nicholas S. Maturo, the Company’s Chairman of the Board and Chief Executive Officer of Company since January 23, 2007.

The Agreement extends the term of Mr. Maturo’s employment for five (5) years, as may be extended or earlier terminated pursuant to the terms and conditions of the Agreement and provides for automatic renewals for successive three (3) year periods unless, prior to the 90th calendar day preceding the expiration of the then existing term, either Company or Mr. Maturo provide written notice to the other that it elects not to renew the term

Based on performance criteria to be agreed upon between the Board of Directors and Mr. Maturo at the beginning of each operating year and for the duration of the term, Mr. Maturo’s salary will be increased to $300,000, effective January 23, 2008, $400,000, effective January 23, 2009 and $500,000, effective January 23, 2010 for the duration of the term, subject to any additional increases on the recommendations of the Compensation Committee of the Board of Directors or the Board of Directors, as applicable.

Additionally, Mr. Maturo the following equity compensation from Company (collectively, the “Equity Compensation”) upon execution of the Agreement:

(a)
an option to purchase 6,000,000 shares of common stock of the Company, with options to purchase 3,000,000 shares fully vested, options to purchase 1,500,000 shares vesting on January 23, 2009 and the remaining options to purchase 1,500,000 shares vesting on January 23, 2010, with a exercise price of $0.42 per share, and a cashless exercise feature;

(b)	5,000,000 shares of restricted common stock of the Company granted and fully-vested as of the date of the Agreement, with the Company paying all associated tax obligations on behalf of the Employee;

(c)
In addition to the salary and the equity compensation, Mr. Maturo will be entitled to receive an annual cash bonus equal to at least 50% and up to 100% of the salary, subject to the recommendations of the Compensation Committee of the Board of Directors or the Board of Directors, as applicable, based upon performance criteria to be agreed upon between the Compensation Committee of the Board of Directors or the Board of Directors, as applicable, and Mr. Maturo at the beginning of each operating year of the Company during the term; and

(d)
Mr. Maturo also shall be entitled to receive incentive bonuses upon the closing of strategic acquisitions, joint ventures or other strategic transactions and/or relationships which are intended to accrue a significant benefit to the Company, by the Company, as recommended by the Compensation Committee of the Board of Directors or the Board of Directors, as applicable, to be agreed upon between the Compensation Committee of the Board of Directors or the Board of Directors, as applicable, and Mr. Maturo during the Term.

Mr. Maturo is entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, life insurance, retirement accounts, vacation and holiday allowances and other employee benefits provided by Company to similarly situated employees on terms and conditions no less favorable than those offered to such employees (and no less favorable to Mr. Maturo than similar plans offered by Company to its executive management). Such participation shall be subject to the terms of the applicable plan documents, Company’s generally applicable policies, and the discretion of the Board of Directors or any administrative or other committee provided for in, or contemplated by, such plan. Regardless of whether such benefits are otherwise maintained by the Company, Mr. Maturo will be provided during the term with life insurance coverage in an amount equal to $1,500,000 for the benefit of his family and additional life insurance coverage in an amount equal to $3,500,000 for the benefit of the Company.

Additionally, the Company has agreed to reimburse Mr. Maturo for all reasonable expenses incurred by him with respect to his relocation from Florida to the New York City metropolitan area, including, without limitation, (i) all fees and expenses, including legal fees, incurred by him in connection with the sale of his current residence located in Florida, (ii) all fees and expenses, including legal fees, incurred by him in connection with the purchase of a new residence in the New York City metropolitan area, including, without limitation, the cost of rent and other expenses associated with a New York City residence until a new residence can be purchased, and (iii) all moving expenses incurred by him with respect to his relocation; provided, that he submits to the Company such evidence of payment that the Company may require. In addition, the Company shall reimburse him for airfare tickets purchased for travel by him between New York and Florida until he has relocated.

The Agreement also contains provisions for severance payments in the event of a termination by the Company that is for other than cause, all as more particularly described therein.

The Agreement contains customary nondisclosure, noncompetition and termination for “cause” provisions for the benefit of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 27, 2008, the Company received the resignation of Mr. J. Christopher Albanese as a member of the Company’s Board of Directors. The resignation did not contain any reason for his departure from the Board of Directors. Mr. Albanese has been General Counsel of American Capital Partners, LLC, an investment banking firm, since August 2002 and was appointed to the Company’s Board of Directors on October 5, 2007.

Item 9.01 Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERETIREMENTSOLUTION.COM, INC.

Dated: July 7, 2008	By:	/s/ William Kosoff
William Kosoff
Chief Financial Officer